China Green Agriculture, Inc. Reports Second Quarter Fiscal Year 2011 Financial Results and Revises Fiscal Year 2011 Guidance

-- Q2 FY 2011 Sales Increases 216.1% to $35.3 million, Net Income Increases 32.0% to $6.2 million with EPS of $0.24
-- Q2 FY 2011 Gross Margin Decreases to 34.9% from 60.6% Y-O-Y; Operating Margin Decreases to 22.3% from 48.6% Y-O-Y
-- Company Revises Fiscal Year 2011 Guidance: Revenue, Net Income and EPS of at least $155.0 million, $31.5 million, and $1.17, respectively
-- Management to host Earnings Conference Call at 8:00am ET, Thursday, February 10, 2011

XI'AN, China, Feb. 10, 2011 /PRNewswire-Asia-FirstCall/ -- China Green Agriculture, Inc. (NYSE: CGA) ("China Green Agriculture" or the "Company"), a leading producer and distributor of humic acid ("HA") based compound fertilizer, blended fertilizer, organic compound fertilizer and mixed organic-inorganic compound fertilizer through its wholly owned subsidiaries in China, Shaanxi TechTeam Jinong Humic Acid Product Co., Ltd. ("Jinong") and Beijing Gufeng Chemical Products Co., Ltd. ("Gufeng"), today announced the financial results for its fiscal year 2011 second quarter ending December 31, 2010.

Financial Summary

Second Quarter FY 2011 Results (USD)
(Three months ended December 31, 2010)

	Q2 FY2011	Q2 FY2010	CHANGE (%)*

Net Sales	$35.3 million	$11.2 million	+216.1%
Gross Profit	$12.3 million	$6.8 million	+82.2%
Net Income	$6.2million	$4.7 million	+32.0%
EPS (Basic and Fully Diluted)	$0.24	$0.20	+ 18.40%
Basic Weighted Average Shares Outstanding	25.9 million	23.3 million	+11.5%
Fully Diluted Weighted Average Shares Outstanding	26.4 million	23.3million	+13.3%

*The Company’s results for the current fiscal quarter include the operating results of Beijing Gufeng Chemical Products Co., Ltd., a company organized under the laws of the People’s Republic of China, and its wholly-owned subsidiary, Beijing Tianjuyuan Fertilizer Co., Ltd., which we acquired in July 2010 and whose results were not included in our results for any period prior to the acquisition.

First six months FY 2011 Results (USD)
(Six months ended December 31, 2010)

	Six Months	Six Months	CHANGE (%)*
	FY2011	FY2010
Net Sales	$74.8million	$22.4 million	+233.2%
Gross Profit	$25.5 million	$13.7 million	+85.5%
Net Income	$14.0 million	$10.0 million	+40.6%
EPS (Basic and Fully Diluted)	$0.54	$0.44	+ 21.7%
Basic Weighted Average Shares Outstanding	25.9 million	22.5 million	+15.5%
Fully Diluted Weighted Average Shares Outstanding	26.4 million	22.5 million	+17.4%

*The Company’s results for the six months ended December 31, 2010 include the operating results of Beijing Gufeng Chemical Products Co., Ltd., a company organized under the laws of the People’s Republic of China, and its wholly-owned subsidiary, Beijing Tianjuyuan Fertilizer Co., Ltd., which we acquired in July 2010 and whose results were not included in our results for any period prior to the acquisition.

"We are pleased with our strong performance in the second quarter and with the continuing development, integration and expansion of the company as a whole.  Gufeng added $18.9 million to our net sales while Jinong continued to turn in a solid performance with a 56.4% sales increase compared to the second quarter of fiscal 2010, allowing us to exceed our revenue guidance.  While we fell short of our guidance on net income and EPS, this was mostly due to litigation related expenses and stock compensation charge triggered by our strong performance in fiscal 2010. Without these expenses, we almost would have met our net income range provided in the guidance," stated Mr. Tao Li, Chairman, President and Chief Executive Officer of China Green Agriculture.

"During this quarter we made substantial progress in many key areas of our business. With the integration process solidly on track, Gufeng’s sales doubled from a year ago and they launched two new humic acid-based fertilizers as part of our strategic shift towards higher-margin products. Our new product development roll-out was complemented by the launch of four new humic-acid based liquid and powder fertilizer products by Jinong.  Our nationwide distribution network continued its solid expansion into new provinces to reach a total of 755 distributors as Jinong added 10 new distributors while Gufeng added five. The construction of Yuxing [defined below] is also progressing well. In addition to the completion of the 100 sunlight greenhouses during the first quarter, which are now operational, six of the 12 intelligent greenhouses had been completed as of December 31, 2010."

Second Quarter of FY2011 Results of Operations

 Net sales for the second quarter of fiscal year 2011 were $35.3 million, an increase of 216.1%, from $11.2 million for the same quarter of fiscal year 2010.

Gufeng contributed $18.9 million in net sales, representing 53.5% of our total net sales, in the three months ended December 31, 2010. Jinong's net sales increased 56.4%, to $14.3 million from $9.1 million for the same quarter of fiscal year 2011. This increase was mainly attributable to stronger sales of Jinong’s main stream products including both existing and new liquid fertilizers, powder fertilizers, and particularly, the lower-margin granular fertilizers released since our 40,000 metric-ton production line began production in August 2009. The net sales of Xi’an Jintai Agriculture Development Technology Company, a wholly-owned subsidiary of Jinong (“Jintai”), which include sales of agricultural products, namely top-grade fruits, vegetables, flowers and colored seedlings which are produced using our own fertilizers were $2.2 million for the quarter as compared to $2.1 million for the same period in 2009. Jintai’s products continue to show slightly growing margins with a mix of higher-margin flower and lower-margin vegetable products, adding consistently to our overall revenues. But we expect flat growth rates as greenhouse facility reached its maximum capacity.  Xi’an Hu County Yuxing Agriculture Technology Development Co., Ltd., a wholly-owned subsidiary of Jinong (“Yuxing”), had no revenues during the period ended December 31, 2010 but we expect to begin production of agriculture products at Yuxing which will generate sales revenue during the second half of fiscal year 2011.

Cost of goods sold increased to $23.0 million, up $18.6 million or 422.0% from approximately $4.4 million reported in the second quarter of fiscal year 2010. This significant increase was mainly due to the costs attributable to the production and sale of Gufeng’s products, which accounted for 65.3% of total cost of goods sold.  Cost of sales as a percentage of sales was approximately 65.1% for the second quarter and 39.4% for the same period of fiscal year 2010.

Gross profit for the three months ended December 31, 2010 increased by $5.6 million, or 82.2%, to $12.3 million from $6.8 million for the three months ended December 31, 2009. Gross profit margin decreased to approximately 34.9% from 60.6% for the same period of last year. The decrease was primarily due to higher sales of lower-margin granular fertilizer products, mostly as a result of the acquisition of Gufeng.

Selling expenses were $1.6 million, an increase of $1.1 million, or 205.5%, compared to the same period of the prior year. This increase was primarily due to the inclusion of Gufeng’s selling expenses for the period ended December 31, 2010.

General and administrative expenses were $2.9 million, an increase of 252.5%, from the same period of the prior year. The increase reflected $0.5 million in litigation related legal expenses incurred in this quarter, $0.1 million in acquisition expenses for Gufeng and the non-cash amortization expenses of $0.5 million from Gufeng's estimated intangible assets. In addition, non-cash stock compensation expenses increased to $0.9 million as a result of our issuance of options and restricted shares to our directors, officers and employees under our 2009 Equity Incentive Plan.

Total operating expenses as a percentage of sales were 12.6% compared to 11.9% for the same period of last year.

Operating income was $7.9 million, up 44.8% from $5.4 million in the second quarter of fiscal year 2010. Operating margin was 22.3%, compared to 48.6% in the same quarter of fiscal year 2010.

Net income was $6.2 million, up 32.0% from $4.7 million during the same period in fiscal year 2010. For the three month period ended December 31, 2010 diluted net income per share was $0.24 as compared to $0.20 for the same period in 2009, based on diluted weighted average shares outstanding of 26.4 million and 23.3 million, respectively. Net income margin approximated 17.6% and 42.3% for the three months ended December 31, 2010 and 2009, respectively. Net income was negatively impacted by litigation related expenses and a stock compensation non-cash charge triggered by the Company’s strong performance in fiscal 2010. Without these expenses, the Company almost would have met its net income target.

Six Months FY2011 Results

For the six months ending December 31, 2010, net sales increased 233.2% to $74.8 million, up from $22.4 million for the six months ended December 31, 2009.  Newly acquired Gufeng contributed $ 40.7 million in net sales, representing 54.4% of our total net sales for the six months ended December 31, 2010. For the first six months in fiscal year 2011, Jinong's net sales, which accounted for 41.2% of total net sales, increased $11.5 million, or 59.8%, to $30.8 million from $19.3 million for the six months ended December 31, 2009. Jintai's net sales were $3.3 million as compared to $3.2 million for the same period in 2009.

Gross profit increased 85.5% to $25.5 million, versus $13.7 million in the same period a year ago. Gross margin was 34.1% and 61.2% for the six months ended December 31, 2010 and 2009, respectively. Operating income for the first six months rose 50.3% to $17.5 million compared to $11.6 million for the first six months of fiscal year 2010. Net income in the first six months of fiscal year 2011 was $14.0 million, or $0.53 per fully diluted share, based on 26.4 million weighted average shares outstanding. Net income in the first six months of fiscal year 2010 was $10.0 million, or $0.44 per basic and fully diluted share, based on 22.5 million weighted average shares outstanding.

Financial Condition

As of December 31, 2010, cash and cash equivalents were $56.7 million, a decrease of $5.6 million, or 9.1%, from $62.3 million as of June 30, 2010.

Our principal sources of liquidity include cash from operations, borrowings from local commercial banks and net proceeds of offerings of our securities consummated in July 2009 and November/December 2009.

Fiscal Year 2011 and the Third Quarter Guidance

China Green Agriculture's second quarter fiscal year 2011 revenue of $35.3 million met the high end of its revenue guidance. However, due to the unexpected professional expenses related to the pending litigations and the non-cash stock compensation expense, net income of $6.2 million missed the low end of the Company’s net income guidance for the second quarter of $7.76 million to $7.86 million. Diluted net income of $0.24 per share was lower than the second quarter fiscal year 2011 EPS guidance of $0.29 per share based on 26.9 million weighted average shares. Without taking into account the litigation related expenses and one-time non-cash stock compensation expenses, the diluted net income per share would have been $0.29.

For the fiscal year ending June 30, 2011, management has raised revenue guidance to a range of  $155.0 million to $165.0 million due to the large export contract signed by Gufeng in this fiscal year, lowered the net income guidance to a range of $31.5 million to $33.2 million due to additional legal and investor relations fees related to certain pending litigations, and reduced EPS guidance to a range of $1.17 to $1.24 based on 26.9 million weighted average shares. For the third quarter ending March 31, 2011, management expects revenues from in a range of $41.8 million to $43.6 million, net income in a range of $8.2 million to $8.6 million, and EPS in a range of $0.31 to $0.32 based on 26.9 million weighted average shares. This guidance reflects the anticipated strong sales resulting from the Company's incoming peak sales season as well as the larger sales force and better marketing efforts on the high-end fertilizer products.

Outlook

Chairman Li commented: "We continue to see great benefits ahead from the acquisition and integration of Gufeng, capacity expansion and product mix rebalancing. We expect further gains in efficiency, continued expansion of our sales network and additional roll-outs of more potent products both at Jinong and at Gufeng. Although unexpected litigation caused additional expenses for the Company in this past quarter, we will strive hard to earn better financial results to offset these litigation costs with additional revenues.  We believe our enlarged portfolio of diversified and branded products combined with continued solid financial performance will position us well to capitalize on the inevitable consolidation in the highly fragmented Chinese fertilizer industry and to create value for our shareholders."

Conference Call

The Company will host a conference call to discuss the second quarter 2011 financial results at 8:00 a.m. ET on Thursday, February 10, 2011.

To participate in the conference call, please dial any of the following numbers:

USA:	1-877 407-8033
International:	1-201-689-8033

The conference ID for the call is 365933.

A replay of the call will remain available through 11:59 PM ET on February 23, 2010.

To access the replay, please dial any of the following numbers:

USA:	1-877-660-6853
International:	1-201-612-7415

Replay Pass codes (both required for playback):
Account:	286
Conference ID:	365933

This conference call will be broadcast live over the Internet. To listen to the live webcast, go to http://www.ir-site.com/cgagri/events.asp. Investors can also access the webcast at http://www.InvestorCalendar.com.

About China Green Agriculture, Inc.

The Company mainly produces and distributes humic acid-based compound fertilizers and other varieties of compound fertilizers through its wholly-owned subsidiaries, Jinog and Gufeng. Jinong produces and sells 146 different kinds of fertilizer products, all of which are certified by the PRC government as Green Food Production Materials, as stated by the China Green Food Research Center. Jinong currently markets its fertilizer products to private wholesalers and retailers of agricultural farm products in 21 provinces, four autonomous regions and three central-government-controlled municipalities in the PRC. For the three months ended December 31, 2010, the top five provinces (or municipalities) of fertilizer sales accounted for 29.2% of total revenues. The five provinces (or municipalities) and their respective percentage contribution to total fertilizer revenues were Hebei (7.0%), Jilin (6.8%), Liaoning (6.4%), Shaanxi (4.8%) and Beijing (4.1%).  Jinong had 598 distributors in China. Gufeng had 157 distributors including some large state-owned enterprises. The recently acquired company, Gufeng and its wholly-owned subsidiary, Beijing Tianjuyuan Fertilizer Co., Ltd., are Beijing-based producers of compound fertilizer, blended fertilizer, organic compound fertilizer and mixed organic-inorganic compound fertilizer. Gufeng produces and sells over 300 different kinds of fertilizer products, and has over 150 distributors nationwide. For more information, visit http://www.cgagri.com. The Company routinely posts important information on its website.

Safe Harbor Statement

This press release contains forward-looking statements concerning the Company's business, products and financial results. The Company's actual results may differ materially from those anticipated in the forward-looking statements depending on a number of risk factors including, but not limited to, the following: general economic and business conditions, development, shipment, market acceptance, additional competition from existing and new competitors, changes in technology, and various other factors beyond the Company's control. All forward-looking statements are expressly qualified in their entirety by this Safe Harbor Statement and the risk factors detailed in the Company's reports filed with the SEC. China Green Agriculture undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release, except as required by applicable law or regulation.

For investor and media inquiries, please contact:

China Green Agriculture, Inc.
Mr. Ken Ren, Chief Financial Officer
Tel: +1-530-220-3026
Email: kenren@cgagri.com

Christensen
Rene Vanguestaine
Tel: +1-646-209-2574
+852-6686-1376
Email: rvanguestaine@christensenir.com

or

Kathy Li
Tel: +1-480-614-3036
Email: kli@christensenir.com

CONTACT: Mr. Ken Ren, Chief Financial Officer, China Green Agriculture, Inc. at +1-530-220-3026 or kenren@cgagri.com; Christensen: Rene Vanguestaine at +1-646-209-2574, +852-6686-1376 or rvanguestaine@christensenir.com; Kathy Li at +1-480-614-3036 or kli@christensenir.com